Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO THE MAKER) IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

ANALYTICAL SURVEYS, INC.

Senior Secured Convertible Promissory Note

due January 2, 2006

No. [CN-02-1]
Dated: June 30, 2004	$1,700,000.00

For value received, ANALYTICAL SURVEYS, INC., a Colorado corporation (the “Maker”), hereby promises to pay to the order of TONGA PARTNERS, L.P. (together with its successors, representatives, and permitted assigns, the “Holder”), at 150 California Street, 5th Floor, San Francisco, California 94111, in accordance with the terms hereinafter provided, the principal amount of One Million Seven Hundred Thousand Dollars ($1,700,000.00), together with interest on the unpaid principal balance of this Note from time to time outstanding at the Stated Rate (as defined below); provided that for the full term of this Note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the Holder of this Note for the use, forbearance or detention of the debt evidenced hereby shall not exceed, on any day the maximum nonusurious rate of interest permitted by applicable New York law (the “Ceiling Rate”).

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance of this Note together with all accrued and unpaid interest shall be due and payable on January 2, 2006 or at such earlier time as provided herein. All payments hereon made shall be applied first to accrued interest, the balance to the principal.

ARTICLE I

Section 1.1 Renewal. This Note is given in renewal, extension and rearrangement, and not in extinguishment, of the unpaid principal balance of that certain Senior Secured

Convertible Promissory Note dated November 4, 2003 in the original principal amount of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) executed by the Maker payable to the order of the Holder. All liens, assignments and security interests securing the payment of said promissory note (including without limitation that certain Security Agreement dated April 2, 2002 executed by the Maker in favor of the Holder, covering certain property more fully described therein, are hereby ratified, confirmed, brought forward, renewed, extended and rearranged, as security for the payment of this Note, in addition to and cumulative of all other security for this Note.

Section 1.2 Interest. The outstanding principal balance of this Note shall bear interest at a rate per annum equal to five percent (5%) (the “Stated Rate”), payable upon maturity unless earlier prepaid as provided herein. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing as of November 4, 2003 (the “Issuance Date”. Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of ten percent (10%) per annum and the Ceiling Rate.

Section 1.3 Security Agreement. The obligations of the Maker hereunder shall be secured by, and the Holder shall be entitled to the rights and security granted by the Maker pursuant to, the Amended and Restated Security Agreement dated of even date herewith by the Maker for the benefit of the Holder (the “Security Agreement”).

Section 1.4 Senior Note. This Note shall be senior to all other present or future indebtedness of the Maker.

Section 1.5 Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.6 Transfer. This Note may be transferred or sold, subject to the provisions of Section 5.6 and 5.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.7 Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

Section 1.8 No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this Note, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this Note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this Note, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this Note from the date hereof, ever exceed the Ceiling Rate. In this connection, the Maker and the Holder stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. The Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this Note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest rate paid or received on this Note during its full term produces a rate which exceeds the Ceiling Rate, the Holder shall credit against the principal of this Note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the Holder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Note, so that the interest rate is uniform throughout the full term of this Note. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the Maker and the Holder.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) the Maker shall fail to make the payment of any amount of principal or interest outstanding on the date such payment is due hereunder; or

(b) the failure of that certain Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on December 30, 2003 (the “Registration Statement”), to be declared effective by the SEC on or prior to the date which is one hundred twenty (120) days after the date hereof; or

(c) the Maker shall fail to (i) timely deliver the shares of Common Stock upon conversion of this Note or any interest accrued and unpaid, (ii) timely file the Registration Statement (as defined in the Registration Rights Agreement) or (iii) make the payment of any fees and/or liquidated damages under this Note, the Purchase Agreement or the Registration Rights Agreement, which failure in the case of items (i) and (iii) of this Section 2.1(c) is not remedied within seven (7) business days after the incurrence thereof; or

(d) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder of this Note for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of that certain Amended and Restated Registration Rights Agreement dated of even date herewith, by and between the Maker and the Holder (the “Registration Rights Agreement”), and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days, provided that the cause of such lapse or unavailability is due to factors within the control of the Maker and not due to factors solely within the control of the Holder of this Note; or

(e) default shall be made in the performance or observance of (i) any material covenant, condition or agreement contained in this Note (other than as set forth in clause (c) of this Section 2.1) and such default is not fully cured within ten (10) business days after the occurrence thereof or (ii) any material covenant, condition or agreement contained in that certain Note and Warrant Purchase Agreement, dated as of March 21, 2002 among the Maker and the Holder, as amended (the “Purchase Agreement”), the Security Agreement or the Registration Rights Agreement which is not covered by any other provisions of this Section 2.1 and such default is not fully cured within ten (10) business days after the occurrence thereof; or

(f) any material representation or warranty made by the Maker herein or in the Purchase Agreement, the Security Agreement or the Registration Rights Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(g) the Maker shall incur any debt which is not subordinate to this Note other than on such terms as are acceptable to the Holder; or

(h) the consummation of any of the following transactions: (i) the consolidation, merger or other business combination of the Maker with or into a person or entity (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation of such entity or entities) and the Maker shall have received the prior written consent of Holder prior to the consummation of such consolidation, merger or other business combination; (ii) the sale or transfer of all or substantially all of the Maker’s assets; or (iii) the consummation of a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of the Maker’s common stock, no par value per share (“Common Stock”); or

(i) the Maker shall (i) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (as defined in Section 5.14) (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness is in excess of $25,000 or (ii) default in the observance or performance of any other material agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(j) the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(k) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of seventy-five (75) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of seventy-five (75) days.

Section 2.2 Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 2.1(j) or (k), the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, and (ii) Sections 2.1 (c)-(f) the Holder may demand the prepayment of this Note pursuant to Section 4.1 hereof, or (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the Security Agreement, the Registration Rights Agreement or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION

Section 3.1 Conversion Option. At any time on or after the date hereof, this Note may be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”)

as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as hereinafter defined) then in effect on the date on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Maker (facsimile number (210) 599-3162, Attn.: Chief Financial Officer) (the “Conversion Date”), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.6 below.

Section 3.2 Conversion Price.

(a) Subject to the provisions of subsection (b) below, the term “Conversion Price” shall mean an amount equal to the lesser of (i) the Closing Price (as defined below) and (ii) ninety percent (90%) of the average of the Per Share Market Value of the Common Stock for the three (3) Trading Days having the lowest Per Share Market Value during the twenty (20) Trading Days immediately prior to the Conversion Date, except that if during any period (a “Black-out Period”), a Holder is unable to trade any Common Stock issued or issuable upon conversion of the Note immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Maker has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten (10) Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) Trading Days thereafter.

(b) The term “Closing Price” shall mean an amount equal to the lesser of (i) $.40 if the Reverse Stock Split is not effected prior to the Closing Date or $2.00 if the Reverse Stock Split is effected prior to the Closing Date and (ii) ninety percent (90%) of the average Per Share Market Value of the Common Stock for the ninety (90) Trading Days immediately prior to the Closing Date. The term “Per Share Market Value” means on any particular date (a) the closing bid price of the Common Stock on such date on The Nasdaq SmallCap Market or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on The Nasdaq SmallCap Market or any registered national stock exchange, then the lowest intra-day price for a share of Common Stock, as reported by Bloomberg L.P. or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the intra-day price for a share of Common Stock is not then reported, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser (as defined in Section 5.14 hereof) selected in good faith by the Holders of a majority in interest of the Notes; provided, however, that the Maker, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Issuer determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

Section 3.3 Mechanics of Conversion.

(a) Not later than three (3) Trading Days after any Conversion Notice, the Maker will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 5.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note and (B) one or more new promissory notes representing the amount of this Note not converted. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date (the “Delivery Date”), the Holder shall be entitled by written notice to the Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return this Note tendered for conversion, whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except; provided that any amounts described in Sections 3.3(b) and (c) shall be payable through the date notice of recession is given to the Maker.

(b) The Maker understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note and failure to deliver one or more new promissory notes representing the unconverted principal amount of this Note beyond the Delivery Date could result in economic loss to the Holder. If the Maker fails to deliver to the Holder such certificate or certificates pursuant to this Section hereunder by the Delivery Date, the Maker shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such certificates are delivered, together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (A) (i) 1% of the aggregate principal amount of the Notes requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Notes requested to be converted for each Trading Day thereafter and (B) $2,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit a Holder’s right to pursue actual damages for the Maker’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Maker pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.3(b) through the date the Conversion Notice is withdrawn.

(c) In addition to any other rights available to the Holder, if the Maker fails to deliver to the Holder such certificate or certificates pursuant to Section 3.3(a) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion, provided that the sale occurs prior to the time of receipt of the certificate or certificates (a “Buy-In”), then the Maker shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate principal amount of this Note for which such conversion was not timely honored, together with interest thereon at a rate of the lesser of 15% and the maximum applicable legal rate per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate principal amount of this Note, the Maker shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In.

Section 3.4 Inability to Fully Convert.

(a) Holder’s Option if Maker Cannot Fully Convert. If, upon the Maker’s receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Maker is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to:

(i) require the Maker to pay that portion of this Note for which the Maker is unable to issue Common Stock in accordance with the Holder’s Conversion Notice at a price per share equal to the Triggering Event Prepayment Price (as defined in Section 4.3);

(ii) if the Maker’s inability to fully convert is pursuant to Section 3.4(a) above, require the Maker to issue restricted shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock the Maker is unable to deliver in accordance with such holder’s Conversion Notice;

(iii) void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice).

(b) Mechanics of Fulfilling Holder’s Election. The Maker shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.4(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder’s Conversion Notice, (ii) the amount of this Note which cannot be converted and (iii) the applicable Triggering Event Prepayment Price. The Holder shall notify the Maker of its election pursuant to Section 3.4(a) above by delivering written notice via facsimile to the Maker (“Notice in Response to Inability to Convert”).

(c) Payment of Prepayment Price. If the Holder shall elect to have its shares prepaid pursuant to Section 3.4(a)(i) above, the Maker shall pay the Triggering Event Prepayment Price in cash to the Holder within five (5) days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert, provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Triggering Event Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. If the Maker shall fail to pay the applicable Triggering Event Prepayment Price to the Holder on a timely basis as described in this Section 3.4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Triggering Event Prepayment Price), in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Triggering Event Prepayment Price is paid in full to the Holder, the Holder may (i) void its rights under Section 3.4(a)(i) with respect to that portion of the Note for which the full Triggering Event Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Triggering Event Prepayment and (B) the lowest Per Share Market Value during the period beginning on the Conversion Date and ending on the date the Holder voided the Triggering Event Prepayment.

Section 3.5 No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

Section 3.6 Adjustment of Conversion Price.

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common

Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.6(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction:

        (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

        (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.6(a)(iii) with respect to the rights of the Holders of this Note.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections3.6(a)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.6(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Maker (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.6(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 3.6(a)(iv)), or a merger or consolidation of the Maker with or into another corporation, or the sale of all or substantially all of the Maker’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder of this Note shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Maker or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.6(a)(v) with respect to the rights of the holder of this Note after the Organic Change to the end that the provisions of this Section 3.6(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Consideration for Stock. In case any shares of Common Stock or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold:

        (1) in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Maker, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities (as defined in Section 5.14), rights or warrants or options, as the case may be; or

        (2) in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities of any corporation, the Maker shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable

Conversion Price, or the number of shares of Common Stock issuable upon conversion of this Note, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of this Note immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of this Note.

(b) Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of this Note upon the grant after the Issuance Date of, or the exercise after the Issuance Date of, (i) shares of Common Stock issuable upon conversion of this Note; (ii) shares of Common Stock to be issued to strategic partners and/or in connection with a strategic merger or acquisition; (iii) shares of Common Stock or the issuance of options to purchase shares of Common Stock to employees, officers, directors, consultants and vendors in accordance with the Maker’s existing or future employee stock ownership plans; (iv) the issuance of Securities pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding prior to the date hereof; and (v) the issuance of securities in exchange for assets.

(d) No Impairment. The Maker shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment. In the event a Holder shall elect to convert this Note as provided herein, the Maker cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or some of this Note shall have issued and the Maker posts a surety bond for the benefit of such Holder in an amount equal to 100% of the amount of this Note the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(e) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.6, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f) Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the Per Share Market Values of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Conversion Date.

(h) Reservation of Common Stock. The Maker shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, 10,000,000 shares of Common Stock to effect the conversion of this Note and all interest accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than 125% of the number of shares of Common Stock for which this Note and all interest accrued thereon are at any time convertible. The Maker shall, from time to time in accordance with the Colorado General Corporation Law, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.6(h).

(i) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

ARTICLE IV

PREPAYMENT

Section 4.1 Prepayment Upon an Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1(c)-(f) hereof, the Holder shall have the right, at such Holder’s option, to require the Maker to prepay all or a portion of this Note in cash at a price equal to the Triggering Event Prepayment Price (as defined in Section 4.3 below) applicable at the time of such request. Nothing in this Section 4.1 shall limit the Holder’s rights under Section 2.2 hereof.

Section 4.2 Prepayment Option Upon Major Transaction. In addition to all other rights of the Holder of this Note contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder of this Note shall have the right, at such Holder’s option, to require the Maker to prepay in cash all or a portion of such Holder’s Notes at a price equal to 100% of the aggregate principal amount of the Note (“Major Transaction Prepayment Price”).

“Major Transaction.” A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(a) the consolidation, merger or other business combination of the Maker with or into another Person (as defined in Section 5.14) (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(b) the sale or transfer of all or substantially all of the Maker’s assets; or

(c) consummation of a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of Common Stock.

Section 4.3 Prepayment Option Upon Triggering Event. Subject to Section 1.8, in addition to all other rights of the Holder of this Note contained herein, if a Triggering Event (as defined below) has occurred and is continuing, the Holder of this Note shall have the right, at such Holder’s option, to require the Maker to prepay in cash all or a portion of this Note at a price equal to 100% of the aggregate principal amount of this Note or the portion of this Note required by the Holder to be prepaid (“Triggering Event Prepayment Price”).

Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events occurs:

(a) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date which is ninety (90) days after the date of this Note;

(b) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder of this Note for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days (as defined in Section 5.14), provided that the cause of such lapse or unavailability is due to factors within the control of the Maker and not due to factors solely within the control of the holder of this Note;

(c) the Maker’s notice to the Holder of this Note, including by way of public announcement, at any time, of its inability to comply with the terms of this Note; or

(d) the Maker’s failure to comply with a Conversion Notice tendered within ten (10) business days after the receipt by the Maker of the Conversion Notice and the original Note; or

(e) any material representation, warranty or covenant made by the Maker herein or in the Purchase Agreement, the Security Agreement or the Registration Rights Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made.

Section 4.4 Mechanics of Prepayment at Option of Holder Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to the holder of this Note. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any holder of the Notes then outstanding may require the Maker to prepay, effective immediately prior to the consummation of such Major Transaction, all of the holder’s Notes then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Major Transaction”) to the Maker, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate (i) the principal amount of the Note that such holder is electing the Maker to prepay and (ii) the applicable Major Transaction Prepayment Price, as calculated pursuant to Section 4.2 above.

Section 4.5 Mechanics of Prepayment at Option of Holder Upon Triggering Event. Within three (3) business days after the occurrence of a Triggering Event, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder of this Note. At any time after the earlier of the Holder’s receipt of a Notice of Triggering Event or the Holder becoming aware of a Triggering Event (whether by receipt of a Notice of Triggering Event or not), the Holder of this Note may require the Maker to prepay all or a portion of this Note by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Triggering Event”) to the Maker, which Notice of Prepayment at Option of Holder Upon Triggering Event shall indicate the principal amount of the Note that the Holder is electing the Maker to prepay.

Section 4.6 Payment of Prepayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Triggering Event or a Notice(s) of Prepayment at Option of Holder Upon a Major Transaction from the Holder, the Maker shall deliver the applicable Triggering Event Prepayment Price, in the case of a prepayment pursuant to Section 4.3 to such Holder within five (5) business days after the Maker’s receipt of a Notice of Prepayment at Option of Holder Upon Triggering Event and, in the case of a prepayment pursuant to Section 4.2, the Maker shall deliver the applicable Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction; provided that the Holder’s original Note shall have been so delivered to the Maker. Subject to Section 1.8, if the Maker shall fail to prepay all or the portion of the Note required for prepayment, in addition to any remedy the Holder of the Note may have under this Note, the Purchase Agreement, the Security Agreement, or the Registration Rights Agreement, the applicable Triggering Event Prepayment Price payable in respect of the portion of the Note not prepaid shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the Maker pays such unpaid applicable Triggering Event Prepayment Price in full to the Holder of the Note, the Holder shall have the option to cancel the prepayment requirement for all or a portion of the Note so long as the applicable Prepayment Price has not been paid, by sending written notice thereof to the Maker via facsimile (the “Void Optional Prepayment Notice”). Upon the Maker’s receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to the Holder, the Notice(s) of Prepayment at Option of Holder Upon Triggering Event or the Notice(s) of Prepayment at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to that portion of the principal amount of the Note required to be prepaid and for which (i) the applicable Triggering Event Prepayment Price has not been paid and (ii) the Holder has delivered a Void Optional Prepayment Notice. The Holder’s exercise of its rights following the delivery of a Void Optional Prepayment Notice shall not affect the Maker’s obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 4.6 shall have priority to payments to other stockholders in connection with a Major Transaction.

Section 4.7 Maker Prepayment Option. At the sole option of the Maker, the Maker may prepay all or any portion of the outstanding principal amount of this Note together with all accrued and unpaid interest thereon. If the Maker elects to exercise such prepayment option, the Maker shall provide to the Holder five days’ prior written notice of the Maker’s intent to exercise such option (“Maker’s Prepayment Notice”). If the Maker delivers to the Holder Maker’s Prepayment Notice on or prior to January 2, 2005, Maker shall prepay all or a portion of the outstanding principal balance of this Note at a prepayment price equal to (i) the product of 90% multiplied by the aggregate outstanding principal amount of this Note to be prepaid plus (ii) any accrued but unpaid interest on such principal amount; if the Maker delivers to the Holder Maker’s Prepayment Notice on or after January 3, 2005, the Maker shall prepay all or a portion of the outstanding principal balance of this Note at a prepayment price equal to 100% of the aggregate outstanding principal amount of this Note to be prepaid plus any accrued but unpaid interest (both the 90% prepayment option and the 100% prepayment option are hereafter referred to as the “Maker’s Prepayment Price”). The Maker’s Prepayment Notice shall state the date of prepayment, which date shall be on or before the sixth (6th) day after the Maker has delivered the Maker’s Prepayment Notice (the “Maker’s Prepayment Date”), the Maker’s Prepayment Price and the portion of the principal amount of the Note to be prepaid by the Maker. The Maker shall deliver the Maker’s Prepayment Price to the Holder on or before the Maker’s Prepayment Date. If the Maker fails to deliver such Maker’s Prepayment Price on or before the Maker’s Prepayment Date, the prepayment will be declared null and void and the Maker shall lose its future right to serve a Maker ‘s Prepayment Notice pursuant to this Section 4.7.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. Any and all notices, demands, requests, waivers or other communication required or permitted to be provided hereunder shall be given as provided in the Security Agreement.

Section 5.2 Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 5.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 5.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, prepayments and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 5.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 5.6 Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof; provided, that the Holder shall not assign or otherwise transfer to any other Person, other than a successor Person to Holder as a result of the merger of Holder with or into such Person or the sale of all or substantially all of the assets of Holder to such Person, any interest in this Note unless the Holder obtains the Maker’s prior written consent, which consent shall not be unreasonably withheld.

Section 5.7 Amendments. This Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

Section 5.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY ACCEPTABLE TO THE MAKER) IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

Section 5.9 Consent to Jurisdiction. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under Section 5.1 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 5.9 shall affect or limit any right to serve process in any other manner permitted by law.

Section 5.10 Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

Section 5.11 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 5.12 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals or extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or the Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

Section 5.13 No Waiver. No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

Section 5.14 Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Convertible Securities” shall me any securities convertible into or exchangeable for, directly or indirectly, Common Stock.

“Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed the aggregate principal amount of which is in excess of $25,000 (other than trade accounts payable incurred in the ordinary course of business or as evidenced by this Note), (b) all guarantees, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Maker’s balance sheet (or the notes thereto), except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with generally accepted accounting principles in the United States.

“Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Issuer) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder of any Warrant.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on The Nasdaq SmallCap Market or other registered national stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq SmallCap Market or any registered national stock exchange, a day or which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

ANALYTICAL SURVEYS, INC.

By:	/s/ Lori Jones
Name:	Lori Jones
Title:	Chief Financial Officer

EXHIBIT A

WIRE INSTRUCTIONS.

Payee:

Bank:

Address:

Bank No.:

Account No.:

Account Name:

A-1

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $             of the principal amount of the above Note No.      into shares of Common Stock of ANALYTICAL SURVEYS, INC. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Signature

[Name]

Address:

A-2